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Exhibit 10.25


                             SECURED PROMISSORY NOTE


$139,000                                                 Lake Forest, California
March 21, 2002

         For value received, the undersigned Michael A. Armani, an individual (herein, together with his successors and assigns, collectively called "Maker"), promises to pay to the order of Telenetics Corporation, a California corporation (herein, together with its successors and assigns who become holders of this Note, called "Holder") at its offices set forth on the signature page hereof, or such other place as Holder may designate in writing, the principal sum of One Hundred Thirty-Nine Thousand Dollars ($139,000) together with interest on the unpaid principal amount from time to time owing hereunder, commencing on the above date, at the rate of 6.75% per annum, simple interest. Interest and principal payments on this Note shall be payable as follows:

         Two (2) years following the date of this Note, Maker shall pay Holder the entire outstanding principal amount and all accrued and unpaid interest thereon.

         This Note is secured by a stock pledge agreement ("Stock Pledge Agreement") of even date herewith by and between Maker and Holder, covering certain specified shares of common stock of Telenetics Corporation issued in the name of Maker.

         Maker acknowledges that late payment to the Holder of the principal and interest due under this Note will cause the Holder to incur costs not contemplated herein. Such costs are anticipated to include, without limitation, reasonable processing and accounting charges. The parties hereto agree that it would be impractical or extremely difficult to fix the actual damages resulting from such late payment. Therefore, in the event that principal and interest is not paid within ten (10) days after the same becomes due under this Note, Maker agrees to pay Holder an amount equal to five percent (5%) of such overdue principal and interest payment as a late charge. The parties hereto agree that this late charge represents a reasonable sum considering all the circumstances existing as of the date of this Note and represents a fair and reasonable estimate of the costs that Holder hereof will incur by reason of said late payment. Acceptance of any late charge by the Holder hereof shall not constitute a waiver or settlement with respect to any rights which the Holder may have with respect to the default related thereto, and shall not prevent the Holder from exercising any other rights and remedies otherwise available to Holder.

         All payments required hereunder shall be calculated on the basis of a 360-day year, divided into twelve 30-day months.

         This Note may be prepaid in whole or in part at any time without penalty or bonus.

         Both principal and interest shall be paid by Maker in lawful money of the United States of America in the form of a cashier's or certified check or wire transfer of immediately available federal funds to Holder's account. The rights and remedies of Holder provided in this Note shall be cumulative and concurrent, and may be pursued singularly, successively or together. This Note

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has been executed under and shall be construed and enforced in accordance with the laws of the State of California from time to time in effect, except to the extent that the United States federal laws preempt or otherwise control the laws of the State of California, including without limitation, the extent to which the United States federal law permits Holder to contract for, charge or receive a greater amount of interest than do the laws of the State of California.

         Time is of the essence of this Note. Upon an Event of Default (as defined below) under this Note, the entire unpaid principal and all accrued interest, at the option of Holder, shall at once become due and payable.

         The following events shall be considered Events of Default with respect to this Note:

                  (1) An Event of Default shall have occurred under the Stock Pledge Agreement;

                  (2) Maker shall default in the payment of any part of the principal or accrued and unpaid interest on this Note for more than ten (10) days after it shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;

                  (3) Maker shall make an assignment for the benefit of creditors, or shall file a voluntary petition for bankruptcy, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Maker's assets, or of any substantial part of the assets of Maker; or

                  (4) Within thirty (30) days after the commencement of any proceeding against the Maker seeking liquidation of Maker's assets or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within thirty (30) days after the appointment without the consent or acquiescence of Maker of any trustee, receiver or liquidator of Maker's assets or of any substantial part of the assets of Maker, such appointment shall not have been vacated.

         Whenever used herein, the words "Maker" and "Holder" shall be deemed to include their respective heirs, personal representatives, successors and assigns.

         This Note shall be assignable by Holder only in connection with a sale of all or substantially all of the assets or capital stock of Telenetics Corporation, which shall include a merger after which the holders of the capital stock of Telenetics Corporation own less than a majority of the outstanding capital stock of the surviving corporation in that merger; provided, that Holder shall provide Maker with twenty (20) days' advance written notice of its intention so to assign this Note, which notice shall identify the proposed assignee.

         Maker hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by Holder ("Costs") in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise. Maker agrees that any delay on the part of Holder in exercising any


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rights hereunder will not operate as a waiver of such rights. Holder shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and neither this Note nor any term hereof may be waived, amended, discharged, modified, changed, or terminated orally, nor shall any waiver of any provision hereof be effective except by an instrument in writing signed by Maker and Holder.

         All notices to be given under this Note shall be deemed served upon receipt by the addressee or, if mailed, upon the expiration of forty-eight (48) hours after deposit in the United States Postal Service, certified mail, postage prepaid, addressed to the address of Maker or Holder as hereinafter set forth:

         Maker's Address:           Michael Armani
                                    18 Savcito
                                    Foothill Ranch, CA 92630

         Holder's Address:          25111 Arctic Ocean
                                    Lake Forest, California 92630
                                    Attention: President



                                                MAKER:

                                                /S/ Michael A. Armani
                                                --------------------------------
                                                Michael A. Armani


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